Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Napo Pharmaceuticals, Inc.

San Francisco, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 24, 2017 (March 31, 2017 as to Note 15), relating to the consolidated financial statements of Napo Pharmaceuticals, Inc., which are contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Macias Gini & O’Connell LLP

San Francisco, California

April 18, 2017